                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549

                               ____________

                                 Form 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 6, 1994
                                                  ---------------

Commission        Registrant, State of Incorporation     I.R.S. Employer
File Number          Address and Telephone Number       Identification No.
- -----------       ----------------------------------    ------------------
0-7862            AMERCO                                  88-0106815
                  (A Nevada Corporation)
                  1325 Airmotive Way, Ste. 100
                  Reno, Nevada  89502-3239
                  Telephone (702) 688-6300

2-38498           U-Haul International, Inc.              86-0663060
                  (A Nevada Corporation)
                  2727 N. Central Avenue
                  Phoenix, Arizona 85004
                  Telephone (602) 263-6645

- --------------------------------------------------------------------------
       (Former name or former address, if changed since last report)

          Item 5.   Other Events.

          Certain members of the Board of Directors of AMERCO (the "Company") are defendants in an action in the Superior Court of the State of Arizona in and for the County of Maricopa entitled Samuel
W. Shoen, M.D., et al. v. Edward J. Shoen, et al., No. CV88-20139, instituted August 2, 1988. The Company was also a defendant in the action as originally filed, but the Company was dismissed from the action on August 15, 1994, subject only to the right, to the extent that any exists, of the plaintiffs to appeal such dismissal. The plaintiffs, who are all members of a stockholder group that is currently opposed to existing Company management, filed a Fourth Amended Complaint in February 1992 and have alleged, among other things, that certain of the individual plaintiffs were wrongfully excluded from sitting on the Company's Board of Directors in 1988 through the sale of Company common stock to certain key employees. That sale allegedly prevented such stockholder group from gaining a majority position in the Company's voting stock and control of the Company's Board of Directors. The plaintiffs alleged various breaches of fiduciary duty and other unlawful conduct by the individual defendants and sought equitable relief, compensatory damages, and punitive damages. The Court dismissed all claims for equitable relief that would have allowed the plaintiffs to sit on the Board of Directors, subject only to the right, to the extent that any exists, of the plaintiffs to appeal such dismissal. Based upon preliminary rulings by the Court, and the fact that the plaintiffs alleged that their stock is virtually worthless, the Company believes that the plaintiffs elected as their remedy in this lawsuit to sell their shares of stock to the defendants. The price was determined by the Court based on the excess of the value of their stock in 1988 over the current value of their stock. On October 7, 1994, the jury determined that (i) the defendants breached their fiduciary duties, and (ii) such breach was the proximate cause of the reduced value of the plaintiffs' stock. The jury also determined the excess of the value of their stock in 1988 over the current value to be $80.64 per share or approximately $1.47 billion based on a 1988 value of $81.12 per share and a current value, discounted for lack of marketability, of the virtually worthless value of $0.48 per share. The defendants do not believe that the above valuations accurately reflect the change in value of the plaintiffs' stock from 1988 to 1994. The jury also awarded the plaintiffs $70 million in punitive damages against Edward J. Shoen. The defendants intend to file post-trial motions to (i) request a new trial and/or (ii) reduce the amount of consideration to be paid to the plaintiffs for their stock. Pursuant to separate indemnification agreements, the Company has agreed to advance litigation expenses to the defendants and has agreed to indemnify the defendants to the fullest extent permitted by law or the Company's Articles of Incorporation or Bylaws, for all expenses and damages, if any, incurred by the defendants in this proceeding, subject to certain exceptions. The Company has no indemnification obligation until a final judgment is entered. At this time the extent of the Company's indemnification obligation, if any, cannot be precisely estimated. The Company believes, however, that it can honor its indemnification obligations, if any,
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in a manner consistent with its existing credit agreements and without material adverse change in the Company's financial
condition.
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                            SIGNATURE
                            ---------

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                           AMERCO
                                   ----------------------------
                                        (Registrant)


                                   /s/Gary B. Horton, Treasurer
                              By:  ----------------------------
                                   Gary B. Horton, Treasurer
                                   (Principal Financial Officer)



Dated:  October 12, 1994